March 25, 2009

Office of the Chief Accountant

Securities and Exchange Commission

Washington, DC   20549

Dear Sir or Madam:

We have read Item 4.01 included in the Form 8-K dated March 30, 2009 of USA Video Interactive Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

“Kevin M. Londergan”

Kevin M. Londergan, CPA

Audit Partner

GLO CPAs, LLP